Exhibit 1.3

AMENDMENT NO. 1 TO COMMON STOCK SALES AGREEMENT

July 19, 2019

H.C. Wainwright & Co., LLC

430 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

CASI Pharmaceuticals, Inc.(the “Company”) and H.C. Wainwright & Co., LLC (“HCW”) are parties to that certain Common Stock Sales Agreement dated February 23, 2018 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement.

The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.     All references throughout the Original Agreement to the “Maximum Amount” shall be twenty million dollars ($20,000,000).

2.     The following shall be inserted as the final paragraph to Section 1:

The Company has also entered into Open Market Sale Agreement SM (the “Alternative Distribution Agreement”), dated as of the date hereof, with Jefferies LLC (the “Alternative Manager”).

3.     Section 7(i) is hereby amended and restated as follows:

(i)             Notice of Other Sales. During the pendency of any Placement Notice given hereunder, and for 3 Trading Days following the termination of any Placement Notice given hereunder, the Company shall provide HCW notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any share of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with (i) the offer and sale of shares of Common Stock by the Alternative Manager pursuant to the Alternative Distribution Agreement, (ii) the issuance, grant or sale of Common Stock, options to purchase shares of Common Stock or any other equity awards, or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus, employee stock purchase or other stock plan or arrangement described in the Prospectus, (iii) the issuance, grant or sale of Common Stock, or securities convertible into or exercisable for Common Stock, in connection with any joint venture, commercial, strategic or collaborative relationship, or the acquisition or license by the Company of the securities, businesses, property or other assets of another person or entity, (iv) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to HCW in advance or (v) any shares of Common Stock issuable upon the exchange, conversion or redemption of securities or the exercise or vesting of warrants, options or other rights in effect or outstanding. Notwithstanding the foregoing provisions, nothing herein shall be construed to restrict the Company’s ability to file a registration statement under the Securities Act.

4.     The following shall be inserted as Section 7(v):

(v)            Single Agent. The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of shares of Common Stock pursuant to this Agreement and the Alternative Distribution Agreement shall only be effected by or through only one of Agent or the Alternative Manager on any single given day, but in no event by more than one, and the Company shall in no event request that Agent and the Alternative Manager sell shares of Common Stock on any single given day; provided, however, that (i) the foregoing limitation shall not apply to (A) exercise of any option, warrant, right or any conversion privilege set forth in the instrument governing such security or (B) sales solely to employees or security holders of the Company or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such persons, and (ii) such limitation shall not apply on any day during which no sales are made pursuant to this Agreement.

5.     Waiver of Certain Provisions of Original Agreement. HCW hereby waives any breach of the terms, covenants, or conditions of the Original Agreement, if any, arising from the Company’s entering into the Alternative Distribution Agreement with the Alternative Manager.

6.     Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1.

7.     Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.     Waiver of Jury Trial. The Company and HCW each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

9.     Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

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If the foregoing correctly sets forth the understanding among the Company and HCW, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and HCW.

Very truly yours,

CASI PHARMACEUTICALS, INC.

By:	/s/ Cynthia W. Hu
Title:	COO & General Counsel

ACCEPTED as of the date first above written:

H.C. Wainwright & Co., LLC

By:	/s/ Edward D. Silvera
Title:	Chief Operating Officer

[Signature page to Amendment No. 1 to Common Stock Sales Agreement]